UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2006

Everlast Worldwide Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25918	13-3672716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 Broadway, Suite 2300, New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 239-0990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of February 7, 2006, Everlast Worldwide Inc. (the “Company”) and its subsidiaries Everlast World’s Boxing Headquarters Corporation, a New York corporation (“Everlast World”), and Everlast Sports Mfg. Corp., a New York corporation (“Everlast Sports” and together with the Company and Everlast World, the “Borrowers”), executed a Term Loan Agreement with Wells Fargo Century, Inc., as lender (the “Lender”), (the “Loan Agreement” and, together with other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, the “Loan Documents”). Each of the Borrowers and together its affiliated companies Active Apparel New Corp., a Delaware corporation, Everlast Sports International, Inc., a New York corporation, Everlast Fitness Mfg. Corp, a Missouri corporation, and American Fitness Products, Inc., a Missouri corporation (collectively, the “Subsidiary Guarantors”), unconditionally guaranteed the Obligations (as such term is defined in the Loan Agreement). The original principal amount of the term loan was $25,000,000.00 (the “Term Loan”) and was all used to repurchase all of the Company’s outstanding Series A Redeemable Participating Preferred Stock (the “Preferred Stock”) and all of the outstanding promissory notes issued by the Company as payment for the mandatory partial redemptions of the Preferred Stock in the aggregate amount of $6,000,000.00 plus all accrued and unpaid interests. The Term Loan matures on the earliest of: (a) December 31, 2009, (b) upon the occurrence of an Event of Default (as such term is defined in the Loan Agreement), or (c) upon the indefeasible prepayment in full of all Obligations pursuant to the terms of the Loan Documents. A copy of the Loan Agreement is attached hereto as Exhibit 99.1.

As a condition to closing the Term Loan described above, the Borrowers and the Subsidiary Guarantors executed a Second Amended and Restated Security Agreement (the “Security Agreement”) in favor of the Lender granting the Lender a blanket lien, subject to certain exceptions with respect to existing liens, on all of the assets of the Borrowers and the Subsidiary Guarantors. The Security Agreement amends that certain Security Agreement dated August 2, 1999 entered into by the Company and the Lender. A copy of the Security Agreement is attached hereto as Exhibit 99.2.

Also as a condition to the closing the Term Loan, the Borrowers entered into an Amended and Restated Factoring Agreement with the Lender (the “Factoring Agreement”) as of February 7, 2006. The original Factoring Agreement was amended to include Everlast World and Everlast Sports as signatories. A copy of the Factoring Agreement is attached hereto as Exhibit 99.3.

As of February 7, 2006, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with each of Benjamin Nadorf Irrevocable Trust dated December 21, 2004: Trustee Sue Nadorf, a Florida trust (the “Nadorf Trust”), and Ben Nadorf, Arthur Schechet and Arlene Schechet (collectively, the “Preferred Stockholders”). The Purchase Agreement with the Nadorf Trust and Mr. Nadorf provides for the a payment of $20,902,880.00 in exchange for (i) all the outstanding shares of Preferred Stock by the Nadorf Trust, (2) all the promissory notes issued by the Company in favor of Ben Nadorf and all accrued and unpaid interests thereto, and (3) the relief of the Company’s obligations to Mr. Nadorf with respect to the Make-Whole Adjustment as set forth in Section 1.10 of that certain Agreement and Plan of Merger dated August 21, 2000 by and between the Company, its subsidiaries and the Preferred Stockholders. A copy of the Purchase Agreement with the Nadorf Trust and Mr. Nadorf is attached hereto as Exhibit 99.4. The Purchase Agreement with each of Arthur Schechet and Arlene Schechet provides for a payment to each of $900,00.00 in exchange for all the outstanding shares of Preferred Stock held by each of Arlene Schechet and Arthur Schechet. Copies of the Purchase Agreement with each of Arlene Schechet and Arthur Schechet are attached hereto as Exhibits 99.5 and 99.6.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the Term Loan and the Purchase Agreements described in Item 1.01 above, Messrs. Ben Nadorf and Wayne Nadorf, director representatives of the holders of the Preferred Stock in the Board of Directors of the Company, have resigned from their positions as members of the Board of Directors effective as of February 7, 2006.

Item 8.01	Other Events.

On February 8, 2006, the Company issued a press release to report that it has entered into the Term Loan, the proceeds of which were used to repurchase all of its outstanding Preferred Stock and all promissory notes issued by the Company as payment for the mandatory partial redemption of the Preferred Stock in the aggregate principal amount of $6,000,000 and all accrued and unpaid interests thereto. Attached hereto as Exhibit 99.7 is a copy of the press release.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit

Number	Description

99.1	Term Loan Agreement dated February 7, 2006 by and among Everlast Worldwide Inc., Everlast World’s Boxing Headquarters Corporation, Everlast Sports Mfg. Corp. and Wells Fargo Century, Inc

99.2

Second Amended and Restated Security Agreement dated February 7, 2006 by and among Everlast Worldwide Inc., Everlast World’s Boxing Headquarters Corporation, Everlast Sports Mfg. Corp. and Wells Fargo Century, Inc.

99.3

Amended and Restated Factoring Agreement dated February 7, 2006 by and among Everlast Worldwide Inc., Everlast World’s Boxing Headquarters Corporation, Everlast Sports Mfg. Corp. and Wells Fargo Century, Inc.

99.4	Securities Purchase Agreement dated February 7, 2006 by and between the Company and Ben Nadorf.

99.5	Securities Purchase Agreement dated February 7, 2006 by and between the Company and Arlene Schechet.

99.6	Securities Purchase Agreement dated February 7, 2006 by and between the Company and Arthur Schechet.

99.7	Press release of Everlast Worldwide Inc. dated February 8, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERLAST WORLDWIDE INC.

February 10, 2006	By:	/s/ Gary J. Dailey
Name: Gary J. Dailey
Title: Chief Financial Officer